Exhibit 99.1

Press Release

For Immediate Release

Contacts:
Keith LaVanway
847-597-9353
klavanway@pregis.com

PREGIS ANNOUNCES SALE OF HEXACOMB BUSINESS TO BOISE INC.

Deerfield, IL, October 3, 2011 – Pregis Corporation, a leading international manufacturer, marketer, and supplier of protective packaging products and specialty packaging solutions, announced today that it has entered into a definitive purchase agreement to sell its Hexacomb business unit to an affiliate of Boise Inc. for $125 million. Sales of the Hexacomb business for the twelve months ended August 31, 2011 were $109.8 million, with EBITDA (before unallocated corporate expenses) of $13.2 million. The proceeds from the transaction will be used to repay a portion of Pregis’ asset-based lending facility and will be otherwise retained for debt repayment, general corporate purposes, and future reinvestment.

Hexacomb is a leading supplier of paper-based protective packaging and serves key industries which value product protection coupled with environmental sustainability. This includes furniture, consumer, automotive, textile, food, building products, energy, glass, and industrial. Hexacomb has twelve manufacturing plants, with nine in North America and three in Europe.

Commenting on the transaction, Glenn Fischer, President and Chief Executive Officer of Pregis, stated, “I am pleased to announce the sale of our Hexacomb business. Jeff Kellar and his team have done an excellent job over the past few years in transforming Hexacomb into a dynamic, growth oriented company. The sale of Hexacomb is part of Pregis’ objective to optimize our overall business unit portfolio. I am confident that Hexacomb will continue to thrive under Boise’s ownership”.

William Blair & Company LLC served as sell-side advisor to Pregis.

About Pregis:

Pregis Corporation is a leading global provider of innovative protective, flexible, and foodservice packaging and hospital supply products. The specialty-packaging leader currently operates 46 facilities in 18 countries around the world. Pregis Corporation is a wholly owned subsidiary of Pregis Holding II Corporation. For more information about Pregis, visit the Company’s web site at www.pregis.com.

Safe Harbor Statement:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by the Company’s use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company’s control. For a discussion of key risk factors, please see the risk factors disclosed in the Company’s annual report, which is available on its website, www.pregis.com. These risks may cause actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risk and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no duty to update its forward-looking statements.